EXHIBIT 99.1

ION MEDIA NETWORKS ANNOUNCES FILING OF SECOND STOCKHOLDER COMPLAINT OPPOSING PREFERRED STOCK
EXCHANGE OFFER AND CONSENT SOLICITATION

(West Palm Beach, FL – June 22, 2007) — ION Media Networks, Inc. (AMEX: ION) (the “Company”) today announced that on June 20, 2007, a second complaint was filed against it and seven of its directors in the Court of Chancery of the State of Delaware in and for New Castle County by a group of plaintiffs purporting to hold shares of the Company’s 93/4% Series A Convertible Preferred Stock (the “93/4% Preferred Stock”). The complaint is substantially identical to that previously filed by plaintiffs purporting to hold shares of the Company’s 131/4% Cumulative Junior Exchangeable Preferred Stock (currently accruing dividends at the rate of 141/4%) (the “141/4% Preferred Stock”) and seeks injunctive and other relief relating to the exchange offer (the “Exchange Offer”) that the Company launched on June 8, 2007, in which the Company is offering to exchange any and all of its outstanding 141/4% Preferred Stock and 93/4% Preferred Stock for newly-issued 11% Series A Mandatorily Convertible Senior Subordinated Notes due 2013 and, depending upon participation levels in the exchange offer, either newly-issued 12% Series A-1 Mandatorily Convertible Preferred Stock or 12% Series B Mandatorily Convertible Preferred Stock.

NBC Universal, Inc., Citadel Investment Group LLC and Citadel’s affiliate CIG Media LLC are also named as defendants in the lawsuit.

The Company believes that the complaint is without merit as to it and all of the director defendants. The Company and the director defendants intend to vigorously defend against the complaint.

The Exchange Offer and related Consent Solicitation will expire at 12:01 A.M., New York City time, on July 10, 2007, unless extended or terminated.

The complete terms of the Exchange Offer and Consent Solicitation are set forth in an Offer to Exchange and Letter of Transmittal and Consent that were filed with the Securities and Exchange Commission and distributed to the holders of the Company’s Senior Preferred Stock. Holders of Senior Preferred Stock are encouraged to carefully read the Offer to Exchange and related materials because they contain important information that stockholders should consider before making any decision with respect to the Exchange Offer and Consent Solicitation. Stockholders may obtain a free copy of these documents at the website maintained by the Securities and Exchange Commission at www.sec.gov or by contacting D.F. King & Co., Inc., the information agent for the Exchange Offer, at (800) 431-9643.

The securities to be offered have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The Company is relying on Section 3(a)(9) of the Securities Act to exempt the exchange offer from the registration requirements of the Securities Act. This announcement is not an offer to purchase or an offer to exchange or a solicitation of acceptance of the offer to exchange, which may be made only pursuant to the terms of the Offer to Exchange and related Letter of Transmittal and Consent.

About ION Media Networks

ION Media Networks, Inc. owns and operates the nation’s largest broadcast television station group and ION Television, reaching over 90 million U.S. television households via its nationwide broadcast television, cable and satellite distribution systems. ION Television currently features popular TV series and movies from the award-winning libraries of Warner Bros., Sony Pictures Television, and CBS Television, among others. ION Media has also partnered with RHI Entertainment, which owns over 4,000 hours of acclaimed television content, to provide weekend primetime programming beginning in June 2007. Utilizing its digital multicasting capability, the company has launched several digital TV brands, including qubo, a television and multimedia network for children formed in partnership with several leading media and entertainment companies, and ION Life, a television and multimedia network dedicated to health and wellness for consumers and families. For more information, visit www.ionmedia.tv.

Contact:

Joe LoBello
Brainerd Communications
(212) 986-6667
lobello@braincomm.com